Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Beyond Air, Inc. on Form S-3 of our report dated June 24, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Beyond Air, Inc. as of and for the years ended March 31, 2024 and 2023 appearing in the Annual Report on Form 10-K of Beyond Air, Inc. for the year ended March 31, 2024. We were dismissed as auditors on December 17, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Morristown, New Jersey

January 31, 2025